EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

BETWEEN

IBSG INTERNATIONAL.INC.,
a Florida corporation

AND

GALAXY FIVE (PTY), LTD.,
a corporation incorporated under the laws of the South African government, Johannesburg

DATED

March 18, 2006

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of 18th day of March, 2006 by and among and IBSG INTERNATIONAL, Inc. a Florida corporation and its affiliates, (“IGII”), and GALAXY FIVE (PTY) LTD., a corporation incorporated under the laws of the South African government, Johannesburg and its affiliates (“GFL”).

PRELIMINARY STATEMENT:

WHEREAS, GFL is a company that is primarily as a Business Consultant firm working with Global Eagle Strategic Empowerment Alliance Systems designated as a black empowered firm in South Africa whose principle share holder is BAE Systems; and who has various projects in Africa; and

WHEREAS, IGII is a fully reporting public company presently listed on the NASD OTC Bulletin Board; and

WHEREAS, GFL is desirous of acquiring the asset known as the CAC contract in Nigeria and all associated Asset from IGII in exchange for payments and other enumerated consideration, subject to the terms and conditions stated herein; and

WHEREAS, the parties intend to memorialize the purchase and sale of the Asset from IGII to GFL upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

SALE AND PURCHASE OF IGII’S ASSET
AND PURCHASE PRICE

SECTION 1.1 Sale of ASSET. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, at the Closing on the Closing Date (as those terms are defined in Section 2.1 hereof), IGII agrees to sell, assign, transfer, convey and deliver to GFL, and GFL agrees to purchase and acquire all of IGII’s right, title and interest in and to the asset known as the CAC contract in Nigeria and all associated Asset as listed on Attachment A and incorporated herein (the “Asset”).

SECTION 1.2 Purchase Price. The purchase price to be paid by GFL for the Asset is

3.	A payment of One Million Dollars ($1,000,000) for each year of the life of the Asset, but no less than four (4) years, payable pursuant to the terms listed on Schedule A herein (the “Purchase Price”);

4.
An additional payment of Fifteen Million Dollars ($15,000,000), such payment to be generated from the additional revenue arising from the Asset over and above the license fees under the South African project (the “Additional Purchase Price”).

ARTICLE II

CLOSING DATE AND DELIVERIES AT CLOSING

SECTION 2.1 Closing Date The closing of the transactions contemplated by this Agreement (the “Closing”), unless expressly determined herein, shall be held at the offices of IGII at 10:00 A.M. EST local time, on March 18, 2006, or on such other date and at such other place as may be mutually agreed by the parties, including closing by facsimile with originals to follow. The date of the Closing is sometimes referred to herein as the “Closing Date.”

SECTION 2.2 Deliveries by IGII. In addition to and without limiting any other provision of this Agreement, IGII agrees to deliver, or cause to be delivered, to GFL, at or prior to Closing, the following:

(d)	The Asset; and
(e)	such other documents or certificates as shall be reasonably requested by GFL or its counsel.

SECTION 2.3 Deliveries by GFL. In addition to and without limiting any other provision of this Agreement, GFL agrees to deliver, or cause to be delivered to IGII, at or prior to Closing, the following:

(c)	The Purchase Price required to be delivered on or before Closing pursuant to Section 1.2 hereof; and
(d)	such other documents or certificates as shall be reasonably requested by IGII or its counsel.

SECTION 2.4 Further Assurances. IGII and GFL, shall, upon request, on or after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement, including but not limited to an accounting of the revenues generated from the Asset, such obligation to cease upon full payment of the additional purchase price and an accounting of finances as long as GFL is obligated to pay the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IGII

IGII represents and warrants to GFL (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations GFL has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

SECTION 3.1 Organization and Qualification. IGII is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, Asset, financial condition or results of operation of IGII and its subsidiaries, if any, taken as a whole. (Any such material adverse effect being hereinafter referred to as "IGII Material Adverse Effect").

SECTION 3.2 Authority. IGII has all requisite corporate power and authority, to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IGII and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of IGII is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement. This Agreement has been duly executed and delivered by IGII and constitutes the legal, valid and binding obligation of IGII enforceable against IGII in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity. IGII holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of the Asset and all such licenses, certificates, permits, franchises and rights will inure to the benefit of GFL upon consummation of the transactions contemplated by this Agreement.

SECTION 3.3  No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by IGII does not, and the performance by IGII of its obligations hereunder will not: (i) conflict with or violate the Articles of Incorporation or By-Laws of IGII; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to IGII; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or Asset of IGII pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IGII is a party or by IGII or any of its properties or Asset is bound. Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a IGII Material Adverse Effect.

SECTION 3.4  Litigation.  There is no suit, action, proceeding (in bankruptcy or otherwise), claim or investigation pending or threatened against, or affecting, IGII and there exists no basis or grounds for any such suit, action, proceeding, claim or investigation, individually or in the aggregate, if resulting in a judgment, would have a materially adverse effect on the Asset or the right of IGII to consummate the transactions contemplated hereby.

SECTION 3.5 Ownership of Asset. IGII has good and marketable title to the Asset, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. IGII has not received any notice of violation of any applicable zoning regulation, ordinance or law, or other law, regulation or requirement relating to the operations and properties of IGII’s business, whether owned or leased, and there is no such violation or grounds therefor which could adversely affect the Asset. Except pursuant to this Agreement, IGII is not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in the Asset.

SECTION 3.6 Full Disclosure. No representation or warranty made by IGII in this Agreement and no certificate or document furnished or to be furnished to GFL pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GFL

GFL represents and warrants to the IGII (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations IGII has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

SECTION 4.1 Organization and Qualification. GFL is duly organized, validly existing and in good standing under the laws of the Jurisdiction of Incorporation, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 4.2 Authority. GFL has all requisite corporate power and authority to execute and deliver this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GFL and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of GFL is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by GFL and constitutes the legal, valid and binding obligation of GFL enforceable against GFL in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

SECTION 4.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by GFL does not, and the performance by GFL of its obligations hereunder will not: (i) conflict with or violate the Articles of Incorporation or By-Laws of GFL; or (ii) conflict with, breach or violate any Laws in effect as of the date of this Agreement and applicable to GFL.

SECTION 4.4 Successors, Assigns and Designees. GFL makes no representations or warranties about any of its shareholders, successors, assigns and/or designees who may receive or become the beneficiary of any of the rights and/or obligations set forth hereunder.

SECTION 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GFL.

SECTION 4.6 Full Disclosure. No representation or warranty made by GFL in this Agreement and no certificate or document furnished or to be furnished to IGII pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

CONDITIONS PRECEDENT TO IGII’S OBLIGATIONS

The obligation of the IGII to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

SECTION 5.1 No Termination. This Agreement shall not have been terminated pursuant to Article 7 hereof.

SECTION 5.2 Representations True and Correct. The representations and warranties of GFL contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 5.3 Compliance with Covenants. GFL shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

SECTION 5.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE VI

CONDITIONS PRECEDENT TO GFL’S OBLIGATIONS

The obligation of GFL to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

SECTION 6.1 No Termination. This Agreement shall not have been terminated pursuant to Article 7 hereof.

SECTION 6.2 Representations True and Correct. The representations and warranties of IGII contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 6.3 Compliance with Covenants. IGII shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

SECTION 6.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of GFL and IGII; or

(b) by IGII upon a material breach of any representation, warranty, covenant or agreement on the part of GFL set forth in this Agreement, or GFL upon a material breach of any representation, warranty, covenant or agreement on the part of IGII set forth in this Agreement, or if any representation or warranty of IGII or GFL, respectively, shall have become untrue, in either case such that any of the conditions set forth in Article V or Article VI hereof would not be satisfied (a “Terminating Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach; or

(c) by either IGII or GFL, if there shall be any court order which has become final and nonappealable, except if the party seeking to terminate this Agreement pursuant to this Section 7.1(c) has not complied with its obligations under Section 6 or 7 respectively.

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1(a) or 7.1(c) hereof, there shall be no liability on the party of IGII or GFL or any of their respective officers, directors, agents or other representatives and all rights and obligations of any party hereto shall cease, except as expressed herein.

SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto.

SECTION 7.4 Waiver. At any time prior to the Closing Date, IGII or GFL, as appropriate, may: (a) extend the time for the performance of any of the obligations or other acts of other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them; or (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound hereby.

ARTICLE VIII

POST CLOSING COVENANTS

SECTION 8.1 Post-Closing Covenants of IGII.

(d) IGII will continue to maintain the license, provide system support and provide assistance to the Company for collection of outstanding receivables.

SECTION 8.2  Post-Closing Covenants of GFL.

(a) GFL will continue employ the Asset and ensure the continuing generation of revenues necessary to satisfy the obligations of GFL in this Agreement. In the event GFL cannot provide written assurances of performance that GFL can satisfy their obligations under this Agreement, after a written request by IGII, then, notwithstanding that the Purchase Price and Additional Purchase Price obligations will remain and IGII shall be entitled to all other legal remedies, the Asset will be returned to IGII.
(e) GFL will maintain such books and records to ensure satisfaction of their obligations under this Agreement. In the event the financial records of GFL are insufficient to determine GFL’s obligations under the Additional Purchase Price obligation, IGII, may, at its own expense, audit the books and records of GFL at such reasonable time as IGII determines.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Transaction Costs. Except as otherwise provided herein, each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that party in connection with this Agreement.

SECTION 9.2 Indemnification. IGII agrees to defend and hold GFL and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the IGII to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

SECTION 9.3  Indemnification. GFL agrees to defend and hold IGII harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by GFL to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

SECTION 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the addresses provided by each party to the other parties.

SECTION 9.5 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.7 Entire Agreement. This Agreement (together with the Schedules, Exhibit, certificates and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

SECTION 9.8 Binding Effect. All the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

SECTION 9.9 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to applicable principles of conflicts of law.

SECTION 9.11 Securities and Exchange Commission filings. GFL agrees and acknowledges that this Agreement shall be disclosed in the appropriate filing with the Securities and Exchange Commission.

SECTION 9.12 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the merger pursuant to and in the manner contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

SECTION 9.13 Survival  The representations, warranties, covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby.

SECTION 9.14 Assignment This Agreement shall not be assigned by operation of law or otherwise, except with the written consent of the other party.

SECTION 9.14 Third Parties  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

SECTION 9.15 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the GFL and IGII have executed this Agreement as of the date first above shown.

IGII	GFL
IBSG INTERNATIONAL, Inc.	GALAXY FIVE (PTY), LTD.
a Florida corporation	a corporation incorporated under the laws of the South African government, Johannesburg

/s/	/s/

Name Title	Name Title

ATTACHMENT A

ASSET

EXHIBIT A

PAYMENT CONDITIONS

Purchase Price

A payment of US$1,000,000 (the initial payment) will be paid by the Company to IGII within 20 days from execution of this agreement. Future payments will be paid on the anniversary date of this Agreement.

Additional Purchase Price

The US$15 million from the South African project will be generated over the next 12 months from the signing of the final Agreement.